SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

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      |_|   Soliciting Material Pursuant to Section 240.14a-12

                              THE KOREA FUND, INC.
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                (Name of Registrant as Specified In its Charter)

                       CITY OF LONDON INVESTMENT GROUP PLC
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                       CITY OF LONDON INVESTMENT GROUP PLC
                   o 10 Eastcheap, London, England, EC3M ILX o
          o 1125 Airport Road, Coatesville, PA, United States, 19320 o
                      o 30 Cecil Street, Singapore 049712 o

                                                               September 3, 2004

                               VOTE THE GOLD PROXY
                        TO ELECT OUR INDEPENDENT NOMINEES
                      TO THE BOARD OF THE KOREA FUND, INC.

Dear Fellow Stockholder of The Korea Fund, Inc. (the "Fund"):

      We are seeking your support in electing Julian Reid and Chris Russell to the Board of Directors of the Fund (the "Board") at the Annual Meeting of Stockholders of the Fund scheduled for October 6, 2004 (the "Annual Meeting"). Messrs. Reid and Russell have no current or prior relationship to the Fund, its management or Deutsche Investment Management Americas, Inc. ("DeIM"), the Fund's investment manager, and are, therefore, herein collectively referred to as the "Independent Nominees."

                WHY YOU SHOULD VOTE FOR OUR INDEPENDENT NOMINEES

      We believe that the election of the Independent Nominees represents the best means for you to obtain representatives on the Board who: will be committed to good corporate governance; support meaningful actions designed to narrow the persistent discount to net asset value ("NAV") at which the Shares have traded; and will seek to maximize value on behalf of all of the Fund's Stockholders.

The Independent Nominees Are More Qualified than the Fund's Nominees

      The Independent Nominees, Julian Reid and Chris Russell, have extensive experience in the Asian markets (including the Korean markets) and the closed-end fund industry. We believe that, by any objective measure, the Independent Nominees are far more qualified to serve on the Board than the Fund's nominees.

      Mr. Reid has more than 20 years of U.S. and other closed-end fund experience, including serving as the head of the closed-end fund business for Jardine Fleming Investment Management (at the time one of the leading investment management companies in Asia). During this time, Mr. Reid spent time focusing on, among others, the Korean stock markets. Mr. Russell has nearly 30 years of institutional investment experience globally and in Asia on behalf of U.S. and international institutions, including more than 10 years of experience as an institutional fund manager responsible for investment in Asia, including Korea. Both Mr. Reid and Mr. Russell were based in Asia for many years.

      The qualifications of the Fund's nominees, in our view, pale in comparison to those of Mr. Reid and Mr. Russell. According to the Fund's proxy materials, the Fund's nominees have experience in Europe and Central America but no relevant closed-end fund or Asian experience beyond their service as a director of multiple funds managed by DeIM, including the Fund.

      Despite the impressive credentials of Mr. Reid and Mr. Russell, the Fund would have you believe that neither has any relevant Asian or Korean experience! The Fund's proxy materials state "The information submitted to the Fund by City of London does not indicate any experience on the part of Mr. Reid or City of London's other nominee, Chris Russell, with investing in Korean securities or being a director of a company that invests primarily in Korea." Why has the Fund omitted the information concerning the Independent Nominees' Asian and Korean experience, even though this information was provided to the Fund in writing by City of London? Could it be that the Fund is afraid to tell you the truth - that the Independent Nominees are more qualified than the Fund's nominees to serve as directors of the Fund?

The Election of the Independent Nominees Can Help Reduce the Influence of DeIM on the Board

      We believe that the Fund's current directors have far too many ties to DeIM to be truly independent or objective. We believe that the Board's relationships to DeIM create potential conflicts of interest when, for example, the Board evaluates the performance of DeIM or when the Board considers steps which could be taken to narrow the discount to NAV at which the Shares trade.

      One of the Fund's nominees for director is a managing director of an affiliate of DeIM and is an "interested person" (as defined in the Investment Company Act of 1940, as amended) according to the Fund's proxy statement because of his affiliation with DeIM and because he is an officer of the Fund. Each of the Fund's other "independent" directors serves on the board of directors of, and receives fees from, three other closed-end funds managed by DeIM and has received fees directly from DeIM in connection with his/her service as a director of such closed-end funds.

      Neither of the Independent Nominees has any relationship with DeIM nor does either of such nominees have a relationship with City of London which, in any way, could compromise his independence. The Independent Nominees have indicated that, unlike the current members of the Board, they will not serve on the board of directors of any other closed-end fund currently managed by DeIM or accept fees directly from DeIM while serving as a director of the Fund. You can help improve the Fund's corporate governance and reduce DeIM's influence on the Board by electing truly independent directors, the Independent Nominees!

The Fund's Nominees Were Rejected by the Stockholders of Another Fund Managed by DeIM in July 2004

      The Fund's nominees, Susan Kaufman Purcell and Vincent J. Esposito, were also nominated for election to the board of directors of The Brazil Fund, Inc. The Brazil Fund is managed by DeIM and has the same board of directors as the Fund and a significant percentage of the outstanding stock of each fund is held by the same stockholders. The stockholders of The Brazil Fund, apparently, were so dissatisfied with that fund that neither Dr. Purcell nor Mr. Esposito was


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

elected at that fund's 2004 annual meeting, despite the fact that no other candidates ran against them! While the Fund could assert that the circumstances of The Brazil Fund are not identical to those of the Fund, we would ask only one question: Is the Board so insensitive to stockholder wishes that it would nominate the same individuals who have already been rejected by the stockholders of a similar fund?

The Independent Nominees Can Help Influence the Selection of More Independent Directors of the Fund

      According to the Fund's proxy statement, two of the Fund's current directors, including the current Chairman of the Board, are expected to resign on or about April 30, 2005 in accordance with the Fund's retirement policy for directors. We believe that it is imperative that truly independent directors are involved in the process of selecting replacement directors. Otherwise, it will be more of the same and we believe that DeIM will continue to have undue influence over the Fund.

                   THE BOARD HAS NOT TAKEN MEANINGFUL ACTIONS
                             TO REDUCE THE DISCOUNT

      The Shares have traded at an average discount to NAV in excess of 19% over the past five years. This is totally unacceptable to us and, we believe, is not acceptable to you. The measures taken by the Board purportedly designed to address the discount have been ineffectual at best. For example, in the first quarter of 2004, the Fund conducted a cash tender offer for 10% of the outstanding Shares at a price equal to 95% of NAV. We do not believe that this tender offer resulted in a meaningful reduction to the discount because the Shares continued to trade at a substantial and persistent discount after the consummation of the offer. Additionally, more than 61% of the outstanding Shares were tendered into the Fund's cash tender offer. We believe that the magnitude of the Stockholders' response to the cash tender offer clearly demonstrates that the Stockholders' desire an offer for a percentage of the Shares that is significantly higher than 10%.

      The Board also has approved two additional tender offers, one in the first quarter of 2005 and one in the first quarter of 2006. Each of the proposed tender offers would be for 10% of the outstanding Shares at a price equal to 95% of NAV and would be made only if the Shares have traded at an average weekly discount from NAV greater than 15% during a 13-week measuring period ending the preceding December 31. The Fund has filed an application with the Securities and Exchange Commission seeking approval to make the proposed offers in-kind (in which Stockholders would receive shares of the underlying securities held in the Fund's portfolio). We believe that it is unlikely the Board would have gone to the expense of seeking regulatory approval for an in-kind tender offer if it did not believe that such approval would be granted. The Fund has indicated that it has the option to make such tender offers in cash if regulatory approval is not obtained. Do you want to elect directors who appear to have misread or ignored your message to them that you desire a more substantial cash tender offer? Do you want to elect directors who appear to be comfortable with a 15% discount from NAV in your Shares?


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

      We believe that the Board's proposed tender offers, if made, fall far short of meeting the desire of many Stockholders to sell their Shares for cash at or near NAV. We do not believe that an in-kind tender offer would be in the best interest of all of the Stockholders. We would support a cash tender offer for at least 50% of the outstanding Shares at not less than NAV (less transactional fees and expenses). We recognize that a cash tender offer for at least 50% of the outstanding Shares is likely to significantly shrink the size of the Fund and, thereby, reduce the approximately $10 million in management fees payable to DeIM per year. In our view, it is imperative that critical decisions regarding the Fund's response to its persistent discount be made by a Board not tied to DeIM.

      Finally, we are aware that the discount has narrowed appreciably in the last month, and we expect the Fund to be vocal in trying to take credit for it. We believe that the shrinking of the discount has very little to do with anything that the Board has done. The Fund announced its proposed tender offers in mid-January 2004 at a time when the discount was approximately 12%. On August 10, 2004, the date on which we filed our preliminary proxy materials, the discount was even higher, at approximately 14%. The discount did not go below 10% on a consistent basis until after we filed our preliminary proxy materials. It seems far more likely to us that the narrowing of the discount in the past month is largely a result of our nomination of the Independent Nominees and the anticipation of Stockholders of a more independent and Stockholder-friendly Board than a result of anything undertaken by the Fund.

                  OUR INTERESTS ARE ALIGNED WITH YOUR INTERESTS

      We have been a Stockholder in the Fund for more than three years and believe we currently are the second largest holder of outstanding Shares of the Fund. As of the date of this letter, we beneficially own approximately 9.81% of the outstanding Shares. The Fund's current officers and directors, as a group, own approximately 0.02% of the outstanding Shares. We believe that both the size and the duration of our holdings, as well as our intention to remain a Stockholder of the Fund, closely align our interests with your interests.

            REMEMBER: YOU CAN VOTE FOR THE INDEPENDENT NOMINEES ONLY
                             ON THE GOLD PROXY CARD

      PLEASE SIGN, DATE AND RETURN THE ENCLOSED GOLD PROXY CARD IN THE POSTAGE-PREPAID ENVELOPE THAT HAS BEEN PROVIDED. You should not return any proxy card sent to you by the Fund if you wish to vote FOR the election of the Independent Nominees to the Board. If you have already returned the proxy card sent to you by the Fund, you have the right to REVOKE that proxy by signing, dating and mailing a later-dated GOLD proxy card in the envelope provided.


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

      A protest vote of "Withhold Authority" on the Fund's proxy card may revoke an earlier vote for the Independent Nominees on the GOLD proxy card. Please make certain that the latest dated and signed proxy you return is the GOLD proxy card. Only your latest dated and signed proxy counts.

      A GOLD proxy card that is returned to us will be voted as you indicate on it. If a signed GOLD proxy card is returned without a vote indicated thereon, the Shares represented thereby will be voted FOR the election of the Independent Nominees and FOR the termination of the Investment Management Agreement.

      Thank you for your support in helping to cause the Fund to be committed to good corporate governance and take meaningful actions designed to narrow the discount to NAV at which the Shares trade and to maximize value on behalf of all of the Stockholders.

                                        Sincerely yours,

                                        Barry M. Olliff
                                        Director
                                        City of London Investment Group PLC


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

IF YOU HOLD YOUR SHARES IN THE NAME OF A BROKERAGE FIRM AND YOU WISH TO VOTE FOR THE INDEPENDENT NOMINEES, YOU MUST SEND IN YOUR PROXY TO BE COUNTED. PLEASE TAKE ACTION AND VOTE ON THE GOLD PROXY CARD.

FOR ASSISTANCE IN VOTING YOUR SHARES, PLEASE CONTACT OUR PROXY SOLICITOR, MORROW & CO., INC. AT (800) 607-0088; BANKS AND BROKERS CALL COLLECT (212) 754-8000.

                                   THANK YOU,

                       CITY OF LONDON INVESTMENT GROUP PLC


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